Exhibit 99.1

FBC BANCSHARES, INC.

This Proxy is Solicited on Behalf of the Board of Directors of FBC Bancshares, Inc.

for use at the Special Meeting of Shareholders on [                    ], 2015

The undersigned shareholder of FBC Bancshares, Inc. (“FBC”) hereby constitutes and appoints [            ] and [            ] and each of them, attorneys, agents and proxies with full power of substitution, to vote as proxy the number of shares of common stock, par value $5.00 per share, of FBC (the “Common Stock”) which the undersigned would be entitled to vote if personally present at the special meeting of shareholders of FBC to be held at [            ], [            ] local time, on [                    ], 2015, and any adjournment or postponement thereof (the “Special Meeting”), with respect to the proposals described in the Proxy Statement/Prospectus and the Notice of Special Meeting of Shareholders, both dated [                    ], 2015, timely receipt of which is hereby acknowledged.

This Proxy may be revoked at any time before it is exercised at the Special Meeting.

1.	To approve and adopt the Agreement and Plan of Reorganization, dated as of April 1, 2015 (the “Agreement”), by and between the First Financial Bankshares, Inc. (“First Financial”) and FBC, pursuant to which FBC Acquisition Corp., a wholly-owned subsidiary of First Financial, will merge with and into FBC, with FBC surviving the merger as a wholly-owned subsidiary of First Financial, all on and subject to the terms and conditions contained in the Agreement.

☐ FOR	☐ AGAINST	☐ ABSTAIN

2.	To adjourn the Special Meeting to a later date or dates, if the board of directors of FBC determines such an adjournment is necessary to permit further solicitation of additional proxies.

☐ FOR	☐ AGAINST	☐ ABSTAIN

Shares of Common Stock will be voted as specified in this Proxy. Unless otherwise specified, this Proxy will be voted FOR all proposals listed above. If any other proposal is properly presented at the Special Meeting or any postponement or adjournment thereof, the Proxy will be voted in accordance with the judgment of the persons appointed as proxies.

The Board of Directors of FBC unanimously recommends a vote FOR each proposal listed above. Such vote is hereby solicited on behalf of the Board of Directors.

IMPORTANT: PLEASE DATE AND SIGN THE PROXY ON REVERSE SIDE.

Please sign, date and return this Proxy promptly using the enclosed envelope.

Please sign exactly as your name appears on the certificate(s) representing your share(s) of Common Stock of FBC. When signing as attorney, trustee, executor, administrator or guardian, please give full title as such. If shares are held by a corporation, please sign the full corporate name by president or other authorized officer. If shares are held by a partnership or other entity, please sign the full partnership or other entity name by authorized person.

Dated: , 2015	(Signature of Shareholder)

(Print Name of Shareholder)

(Signature of Shareholder)

(Print Name of Shareholder)